                                         Filed Pursuant to Rule 424(b)2
                                         Registration Number 333-56553

PROSPECTUS

                            FOREST OIL CORPORATION

                                 COMMON STOCK

     This Prospectus relates to 300,000 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of Forest Oil Corporation, a New York corporation (the "Company" or "Forest"). The Shares are outstanding shares of Common Stock owned by the person named in this Prospectus under the caption "Selling Stockholder."

     The Selling Stockholder may from time to time sell the Shares on the New York Stock Exchange on any other national securities exchange on which the Common Stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. See "Plan of Distribution."

     The Company will receive no part of the proceeds of any sales made hereunder. See "Use of Proceeds." All expenses of registration incurred in connection with the offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. See "Selling Stockholder."

     The Selling Stockholder and any broker-dealers participating in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and profits on the sales of Shares by the Selling Stockholder and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act.

     The Shares have not been registered for sale by the Selling Stockholder under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the States in which such transactions occur or the existence of any exemption from registration.

     The Common Stock is traded on the New York Stock Exchange. On June 17, 1998, the last sale price of the Common Stock on the New York Stock Exchange was $14-1/16 per share.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
         SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


NO DEALER, SALESMAN, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

               The date of this Prospectus is June 18, 1998.
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                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at the following addresses: Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of fees prescribed by the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Similar information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005, where the Common Stock is listed.

     This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement"), of which this Prospectus is a part, which Forest has filed with the Commission under the Securities Act. Statements contained herein concerning the provisions of any contract or other document are necessarily summaries of such contracts or documents filed with the Commission. Copies of the Registration Statement are on file at the offices of the Commission and may be obtained, upon payment of fees prescribed by the Commission, or may be examined without charge at the public reference facilities of the Commission described above.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference the following documents which have been filed with the Commission pursuant to the Exchange Act (File No. 1-13515):

          (a) The Company's Annual Report on Form 10-K/A, as amended, for the year ended December 31, 1997 (the "1997 Annual Report");

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (c) The Section entitled "Description of Registrant's Securities to be Registered" contained in the Registration Statement on Form 8-A dated October 20, 1997; and

          (d) The Company's Current Reports on Form 8-K dated January 7, 1998, January 12, 1998, January 28, 1998, February 3, 1998 and April 8, 1998 and on Form 8-K/A dated February 3, 1998.

     All reports and any definitive proxy or information statements filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that


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a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Such requests should be directed to Daniel L. McNamara, Corporate Counsel and Secretary, Forest Oil Corporation, 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone: (303) 812-1400).

                                 THE COMPANY

     Forest and its subsidiaries are engaged in the acquisition, exploration, exploitation, development, production and marketing of natural gas and crude oil in North America. The Company, which is a successor to a company formed in 1916, has been a publicly held company since 1969. The Company is active in several of the major exploration and producing regions of the United States and Canada. The Company's principal reserves and producing properties are located in the Gulf of Mexico, Texas, Oklahoma and Canada. The Company operates from production offices located in Denver, Colorado; Lafayette, Louisiana; and Calgary, Alberta, Canada. The Company's principal offices are located at 1600 Broadway, Suite 2200, Denver, Colorado 80202 (telephone:
(303) 812-1400).

                               USE OF PROCEEDS

     All of the Shares offered hereby are being offered by the Selling Stockholder. The Company will receive no part of the proceeds of any sales made hereunder.

                             SELLING STOCKHOLDER

     All of the 300,000 shares of Common Stock offered hereby are being sold by Bank of America National Trust & Savings Association (the "Selling Stockholder").

     The Company will pay all expenses in connection with the registration and sale of the Shares, except any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives of the Selling Stockholder, and any stock transfer taxes payable by reason of any such sale.

                             PLAN OF DISTRIBUTION

     The Selling Stockholder may from time to time sell all or a portion of the Shares on the New York Stock Exchange on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) in one or more

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underwritten offerings; and (f) privately negotiated transactions.  In effecting sales, brokers or dealers engaged by the Selling Stockholder and/or the purchaser of the Shares may arrange for other brokers or dealers to participate in the sales process. The Selling Stockholder and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Shares by the Selling Stockholder and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     There can be no assurance that the Selling Stockholder will sell any or all of the Shares offered hereunder.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by the Selling Stockholder. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including liabilities under the Securities Act. The Company may also indemnify any brokers, underwriters, dealers or agents against certain liabilities, including liabilities under the Securities Act.

                                   EXPERTS

     The consolidated financial statements of Forest Oil Corporation as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The audited statement of oil and gas revenue and direct operating and production expenses of Forest Oil Corporation's interest in certain oil and gas producing properties for the year ended December 31, 1997, which appears in Form 8-K/A of Forest Oil Corporation dated February 3, 1998, incorporated by reference in this Prospectus, has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

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      NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY UNDERWRITERS, AGENTS OR DEALERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAD BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.



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               TABLE OF CONTENTS

                                           PAGE
                                           ----
Available Information                        2
Incorporation of Certain Documents
  by Reference                               2
The Company                                  3
Use of Proceeds                              3
Selling Stockholder                          3
Plan of Distribution                         3
Experts                                      4

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                              FOREST OIL CORPORATION






                                    COMMON STOCK





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                                P R O S P E C T U S
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                                   June 18, 1998

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